Exhibit 10.8

[VALICERT LETTERHEAD]

February 18, 2003

John Vigouroux

25800 Vinedo Lane

Los Altos, California 94022

Re:	Employment Agreement

Dear Mr. Vigouroux:

Pursuant to our recent discussions, this letter memorializes the terms of your continued employment with Valicert, Inc. (the “Company”).

1.    Salary.    Your salary is $190,000 on an annualized basis, less applicable withholding.

2.    Incentive.    You will be eligible for a variable incentive plan of $160,000 on an annualized basis, as outlined in your employment letter dated July 19, 2002.

3.    Amendment of Stock Option Agreement.    Your stock option agreement shall be amended (the “Option Amendment”) to provide that immediately prior to the consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger dated February 18, 2003, by and among Tumbleweed Communications Corp. (“Tumbleweed”), Velocity Acquisition Sub, Inc. and the Company (the “Merger Agreement”)), all unvested options held by you shall become fully vested, and the period of time in which you may exercise his options shall be extended to two (2) years after your termination. A copy of the Option Amendment is attached hereto as Exhibit A.

4.    Entire Agreement.    This Agreement, including the attached exhibit, constitutes the entire agreement between you and the Company relating to the specific subject matter hereof and supersedes prior negotiations, representations or agreements between you and the Company.

5.    Modification.    This Agreement may only be modified or amended by a supplemental written agreement signed by you, an authorized representative of Tumbleweed and an authorized representative of the Company.

6.    Termination.    If the Merger (as such term is defined in the Merger Agreement) is terminated and not consummated by the parties thereto, this Agreement shall immediately terminate, and the Company shall not be obligated to confer any of the benefits described in paragraph 2 above. This Agreement shall terminate upon consummation of the Merger (as such term is defined in the Merger Agreement). In the event that the Merger does not occur, the terms your employment shall be governed by terms stated in your offer letter dated July 19, 2002.

I agree that there is no other compensation or benefits in any form to which I am entitled from the Company.

Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ TIMOTHY CONLEY
Timothy Conley Chief Financial Officer

I agree to and accept continued employment with Valicert, Inc. on the terms and conditions set forth in this Agreement.

Date:	2/18/03	/s/ JOHN VIGOUROUX